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                                     EXHIBIT II
                                     __________

                                  IBM CREDIT CORPORATION
                           STATEMENT RE COMPUTATION OF RATIOS
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (DOLLARS IN THOUSANDS)

                             FOR THE YEAR ENDED DECEMBER 31:

                               1995      1994      1993      1992      1991
                             ________  ________  ________  ________  ________
Fixed Charges:
Interest Expense             $394,572  $306,125  $365,675  $445,816  $562,531

Approximate portion of rental
  expense representative of
  the interest factor             507     2,780     3,290     3,078     1,446
                             ________  ________  ________  ________  ________

Total fixed charges           395,079   308,905   368,965   448,894   563,977

Net earnings                  230,475   250,589   220,220   219,270   200,221

Provision for income taxes    149,455   162,703   173,172   131,562   124,858
                             ________  ________  ________  ________  ________

Earnings before income taxes
  and fixed charges          $775,009  $722,197  $762,357  $799,726  $889,056
                             ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                        1.96      2.34      2.07      1.78      1.58
                                 ====      ====      ====      ====      ====
                            -47-
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